EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") , dated below and effective as of the 1st day of April, 2018 ("Effective Date"), by and between Alterola Biotech Inc a Corporation organized and existing under the laws of Nevada , (the "Company") and Rene Lauritsen (hereinafter referred to as "Executive"), whose address is Fyrremejseve 8250 Egga Denmark ,Company and Executive may be referred to collectively as "Parties" and individually as "Party".

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Chief Operating Officer and member of the Board of Directors upon the terms and conditions set forth below and Executive desires to accept employment upon such terms and conditions; and

WHEREAS, the Company and Executive desire to set forth in writing the terms and conditions of th ir agreements and understandings with respect to Executive's employment by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                  EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment by the Company, upon all the terms and conditions set forth in this Agreement for the positions of Chief Executive Officer and member of the Company's Board of Directors.

2.                  TERM. Subject to the provisions for earlier termination set forth in Section 9 hereof, this Agreement shall commence on the Effective Date hereof and shall continue until the close of business on the day immediately preceding the 3rd (3rd) anniversary of the Effective Date hereof (the "Initial Term"). Thereafter, the Company shall have the right to renew this Agreement for successive two year periods (each a "Two Year Renewal Period"). The Company shall, if the Company desires not to renew this Agreement for any Two-Year Renewal Period, give Executive written notice to that effect at least ninety (90) days prior to the end of the Initial Term or the Two Year Renewal Period then in effect (as the case may be). The period during which this Agreement shall be in effect as provided herein is referred to herein as the "Employment Term".

3.                  EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants to the Company that he is free to accept employment with the Company as contemplated herein and has no medical reasons, other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder or which would otherwise pose any conflict of interest.

4.                  DUTIES AND EXTENT OF SERVICES.

A Duties and Extent of Service. During the Employment Term, Executive shall serve as the Chief Operating Officer ("COO") and member of the Company's Board of Directors ("Board"), subject to the terms and conditions of this Agreement. The Executive shall report to and be directly responsible to the Board. The Executive shall perform, observe and conform to such duties and instructions as from time to time are reasonably assigned or communicated to him by the Board and which are reasonably consistent with the employment and status of the Executive as the COO of the Company, and shall make such reports to the Board as may be necessary to fully and properly inform it of the matters of business of the Company for which the Executive is responsible as well as such additional reports as the Board may from time to time reasonably request.

Executive agrees to devote sufficient time, skill, attention and energy diligently and competently to perform the duties and responsibilities assigned to him hereunder or pursuant hereto. Executive shall be loyal and faithful at all times and constantly endeavor to improve his ability and his knowledge of the business of the Company in an effort to increase the value of his services for the mutual benefit of the Company and Executive.

Notwithstanding the above, the Executive may: (i) serve, with or without compensation, on the boards of such companies or corporations, or on such industry associations or on such government or other public boards or committees (domestic or international) as the Executive may determine, subject to the prior written approval of the Board, such approval not to be unreasonably withheld, provided that the objectives of such boards or committees are not, in the opinion of the Board, similar to the interests of the Company and may devote such reasonable amount of his time (including time during business hours) to the affairs of such boards or committees as the Executive, in consultation with the Board, may determine. (ii) managing his and his family's personal investments, so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or appearance thereof; and (iii) for insurance and other reasonable purposes, continue to maintain his position as Chairman of the board of Hill International Inc, provided that this does not create any conflict of interest, or prevent the Executive from performing the duties described above Board.

C.           Rules and Regulations. Executive agrees to abide by the lawful rules and regulations of the Company promulgated by the Company from time to time with respect and applicable to the Company's employees generally, which are all hereby incorporated by reference and made a part of this Agreement.

D.         Location. Executive will operate from his home office , or as deemed beneficial for the Company, the Company and Executive may mutually agree to a relocation of the office space.

5.                  COMPENSATION. Subject to the provisions of Section 9 of this Agreement, during the Employment Term for all services rendered under this Agreement, the Executive shall receive a base Salary according to the provisions of this Section 5. Pursuant to the mutual agreement of the Parties, Executive's compensation shall be as follows:

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$90,000 (Ninety Thousand Dollars) per year payable in cash on a monthly basis of Seven Thousand Five Hundred Per Month paid by electronic transfer into a designated bank account of Executive on the 1st business day of each month commencing 1ST May, 2018 with the first quarter being paid in advance .

$90,000 ( Ninety Thousand Dollars) per year in common shares of the company issued at the 30 day average trading price calculated as of December 31st each year and paid on January 15th each year commencing January 2019.

A Executive's Salary will be reviewed annually by the Board of Directors, and at the discretion of the Board, the Executive's Salary may be increased, but not decreased. The Executive shall not be a member of the Compensation Committee of the Board of Directors. Salary shall be payable monthly in advance and shall be subject to payroll deductions and tax withholdings in accordance with the Company's usual practices and as required by law.

B.                 The Company shall pay Executive's Salary each month in advance via electronic transfer of funds to a bank of the Executive' s choice . Executive will provide Company with all the information required to initiate electronic deposit of his Salary.

C.             Signing Bonus. Executive shall be entitled to and is granted Shares of One million (1,000,000) common shares of Company stock. In the event of a Change of Control (as defined in Section 11 of this Agreement) all unvested Founder Shares shall immediately vest contemporaneous with the Change of Control or Termination under such provisions. In the event of Termination (as described in Section 9.E. of this Agreement), all of the Founder Shares shall fully vest and all restrictions thereon shall lapse to the benefit of the Executive

F.         Annual Bonus. Executive shall be granted bonuses of One Hundred twenty Thousand Dollars in Company Common stock and a further one per cent (1%) of the Company's annual net income before tax, to be defined as total Company revenues less operating expenses, administrative expenses and production related severance and ad valorem taxes, but will exclude local, state and federal income taxes, depreciation, depletion, amortization, and other non-cash items on an annual basis. The 1% bonus will apply to net income earned on an annual basis by the Company while Executive is employed by the Company as CFO. Said bonus is not cumulative but based on each year' s before tax net income. If before tax net income exceeds $60,000,000 US in any one year then an additional bonus of one per cent (1%) for the amount of net income shall be due Executive. Any bonus amounts earned shall be paid as a lump sum in cash prior to the end of the first quarter of the following calendar year.

G.                Incentive Compensation. The Board shall institute an incentive compensation policy and the Executive shall be entitled to participate in any incentive programs established by the Board, including, without limiting the generality of the foregoing, share option plans, share purchase plans, share and/or cash bonus plans and/or financial assistance plans, in accordance with and on terms and conditions determined by the applicable provisions of such plans as established by the Company from time to time or by the Board in its sole discretion. The Executive acknowledges that his participation in these plans or programs will be to such extent and in such amounts as the Board in its sole discretion may decide from time to time, except for the Options that the Company has agreed to allocate to him as the COO. The Company expects to allocate

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about 10% of the Company's management share option pool, typically 10% of shares outstanding, to the management team to be allocated by the COO based on performance criteria/goals set by the Board, pursuant to the provisions of this Agreement and Company' s Share Option Plan, once it is in existence.

I. Change of Control. In the event of Change of Control (as defined in Section 11 of this Agreement) or Termination (as provided in Section 9.E. of this Agreement), such awards shall fully vest and all restrictions thereon shall lapse to the benefit of Executive.

6.	FRINGE BENEFITS AND EXPENSES.

A Executive Benefits. Executive shall be entitled to future benefits or fringe benefits made available by the Company from time to time to all of its other executives generally, including health and medical insurance paid by the Company but only if approved by the Board after sufficient funds are available or cash flow from the operation of the Company. With respect to Health Insurance, Executive may elect for the Company to reimburse Executive each month for the amount equivalent to what the Company would have paid if Executive were enrolled in Company' s medical insurance policy as long as Executive' s private medical coverage is approved by the Board of Directors as sufficient and proper to maintain his coverage.

C.                 Expenses. The Company shall reimburse Executive for his normal and reasonable out-of-pocket costs and expenses in connection with the performance of his duties and responsibilities hereunder, subject to the submission of appropriate vouchers and receipts in accordance with the Company's policy from time to time in effect, including sufficient detail to entitle the Company to an income tax deduction for such paid items, if such items are so deductible. Company shall create an Employee Expense Statement Form that every employee will utilize to regularly report his/her out-of-pocket business expenses, which will be approved and reimbursed within five business days of submittal of the Employee Expense Statement. Such expenses shall include, but not be limited to: business class airfare (first class if no business class is available), appropriate hotel accommodation, travel meals and bona fide business expenses and entertainment as allowed by applicable law. Should extended stays be required in other Company locations, the Company shall reimburse Executive for extended temporary living expenses.

From time-to-time the Executive may request an advance against anticipated expenses for any forthcoming business trip or other expensable event. The Company shall provide the advance per electronic transfer of funds to a bank of the Executive's choice.

D.                 Company Savings Plan (401K). Executive shall be included in any 401K savings plan as may be approved by the Board for executives and/or employees. It is understood that the Company will evaluate such an option for purposes of employee retention, but there is no obligation to provide a Company Savings Plan.

E.            Insurance Plans. Executive shall be included in various insurance plans, including but not limited to, short-term disability, long-term disability, life insurance and/or accidental death and dismemberment insurance as may be approved by the Board for executives and/or employees.

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It is understood that the Company will evaluate such options for purposes of employee retention, but there is no obligation to provide.

G.                Personal Accident and Travel Insurance . Company shall provide, at its sole cost or reimburse Executive, for a Personal Accident and Travel Insurance Policy for the benefit of the Executive and his designated beneficiary subject to the Executive complying with the terms and conditions of the Policy.

H.                 Other Benefit Plans. Executive shall be entitled to participate in all employee benefit plans of the Company as may be implemented from time-to-time.

7.                  VACATIONS . Executive shall be entitled to a total of six weeks (30 scheduled work days) of vacation during each full year of the Employment Term beginning with the Effective Date of this Agreement. The periods during which Executive will be able to use vacation time shall be at the mutual agreement of the Company and Executive. Vacation time, by mutual agreement, may be taken at any time during each year of the Employment Term, but for purposes of Section 9, vacation will be deemed to accrue as 0.115 vacation days per calendar day from the Effective Date or the anniversary of such date as applicable. Payment for or carrying over of unused vacation time shall be governed by the Company's vacation policy as in effect from time to time.

8.                  FACILITIES. The Company shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it deems reasonably necessary for Executive's performance of his duties and responsibilities under this Agreement. Facilities shall include but not be limited to office expenses, space, telephone (fixed and mobile phone service), fax at both home (if necessary) and office, and computer equipment for Executive and professional staff as deemed appropriate by Executive.

9.	TERMINATION OF EMPLOYMENT.

A Termination Events. Notwithstanding any provisions of this Agreement to the contrary, this Agreement may be terminated only as follows : (i) by the Company with or without " Cause" (as hereinafter defined), effective upon the delivery of written notice to Executive; (ii) upon Executive's death; (iii) upon Executive becoming "Disabled" (as hereinafter defined) and receiving written notice of termination from the Company to that effect; (iv) Executive's voluntary termination of employment with "Good Reason" (as hereinafter defined); (v) Executive's voluntary termination of employment for other than "Good Reason" (as hereinafter defined); (vi) the non-renewal of this Agreement by the Company at the end of the Initial Term or any Two Year Renewal Term; or (vii) the refusal of Executive to accept employment for a Two Year Renewal Term after the Company has elected or is deemed to have elected to have renewed this Agreement.

B.                 Definition of Cause and Disabled. For purposes of this Agreement, "Cause" shall mean and include: (i) a willful or reckless failure to perform his duties as set forth in Section 4 herein, (ii) a willful commission of an illegal act for which the Company is directly and adversely affected, (iii) any act of dishonesty by the Executive bearing directly upon the Company, (iv) a conviction of the Executive for a felony or any other crime involving moral turpitude and (v) Executive's willful and repeated failure to fully perform his or her duties and responsibilities as directed by the Board in its reasonable discretion; provided, however, that Executive shall be

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entitled to receive written notice from the Company setting forth in reasonable detail his or her willful and repeated failure to perform such duties and shall have the right until 30 days after the date of such notice is received to cure any such act of willful misconduct or gross negligence.

Executive shall be deemed "Disabled" if Executive is unable, due to mental, emotional or physical injury or illness, to perform substantially the essential functions of his position, with or without a reasonable accommodation, for a period of 60 consecutive scheduled work days or a total of 90 scheduled work days within any period of 365 days. The initial determination as to whether Executive is Disabled shall be made by the physician regularly treating the condition causing the disability or incapacity. The Company shall have the right at its sole cost and expense to require Executive to be examined by another physician qualified to diagnose and treat Executive ' s Disability who is duly licensed to practice medicine in the jurisdiction of Executive's residence to determine such qualified physician's opinion as to Executive's Disability. If such qualified physician's opinion differs from that of the physician treating Executive, both of such physicians shall forthwith jointly select a third qualified physician so licensed whose opinion, after examination and review of available information, shall be conclusive and binding upon all Parties hereto. Term,inatio n of this Agreement for Disability will be effective on the date the Company gives notice of termination by reason of Disability to Executive.

C.                 Effect of Termination for Cause or Executive's Voluntary Termination of Employment for Other than Good Reason. In the event that this Agreement is terminated by the Company for Cause, or in the event that Executive voluntarily terminates his employment, including a refusal to accept employment for a Two Year Renewal Period after the Company has elected or is deemed to have elected to renew this Agreement (other than a voluntary termination for Good Reason), the Company shall pay to Executive, within thirty (30) days following the date of such termination, Salary accrued and unpaid through the date of such termination and any accrued and unpaid vacation pay (less vacation already taken) to which Executive may then be entitled through such date, as provided in Section 7 hereof. All Founder's stocks and stock options that have vested at that point in time will be granted to the Executive, and he will have a period of up to one year to exercise his options. Except for the relocation benefits to return to his home base as described in Section 6.B. hereof, Executive shall not be entitled to any other compensation, remuneration or other sums provided for in this Agreement or to which Executive might otherwise be entitled hereunder or at law or in equity. In the event that Executive desires to voluntarily terminate his employment, Executive shall provide the Company with written notice to such effect three (3) months prior to the date of such voluntary termination. Neither termination of Executive's employment for Cause nor Executive's voluntary termination without Good Reason shall abrogate Executive's rights or Company's obligations related to vested stock options accrued through Executive's termination date.

D.                Compensation Upon Death or Disability. Upon the death of Executive, the Company shall pay to his legal guardian or the legal representative of Executive's estate (or heir as designated by the legal representative of Executive's estate at such time) within thirty (30) days following the date of Executive's death, Salary and vacation pay accrued and unpaid through the date of death, and the bonus, if any, earned through the date of death. All Founder's stocks and stock options that have vested at that point in time will be granted to the Executive's Estate and the Estate will have a period of up to one year to exercise his options.

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- In the event that Executive is terminated because he is Disabled, the Company shall continue to pay Salary to Executive until the longer of (i) six (6) months after the date of termination, or (ii) the date that Executive begins to receive benefits under any long-term disability insurance policy sponsored by the Company for the benefit of Executive. The Company shall also pay to Executive the bonus, if any, and any accrued and unpaid vacation pay earned through the date of termination (as described in Section 7). All Founder's stocks and stock options that have vested at that point in time will be granted to the Executive, and he will have a period of up to one year to exercise his options. Relocation benefits to return to his home base as described in Section

6.B. hereof will remain in effect,

E.                  Compensation Upon Termination Without Cause or Voluntary Termination for Good Reason. In the event that the Company terminates this Agreement without Cause or if Executive terminates this Agreement for Good Reason, Executive shall be entitled to a severance allowance the greater of the amount of one hundred per cent (100%) of his then annual Salary compensation as set forth in this Agreement, or the total outstanding Salary for the remaining term of this Agreement thereafter. Per Section 5.H. of this Agreement, Founders' stock and stock options not yet vested shall fully vest and all restrictions thereon shall lapse to the benefit of Executive. Salary and bonus equivalents being paid in a lump-sum within thirty (30) days following the Executive's termination and the remaining benefits being provided in the ordinary course as would otherwise have occurred had Executive's employment not terminated.

Executive shall be entitled to terminate this Agreement for "Good Reason". For purposes of this Agreement, "Good Reason" means (i) a material breach by Company of this Agreement,

(ii)   a significant reduction in the nature or scope of Executive's duties and responsibilities, (iii) the assignment to Executive of duties and responsibilities that are materially inconsistent with his position, (iv) a requirement by the Company's Board that Executive take any action or inaction which would violate applicable law, (v) any requirement that Executive relocate to an unacceptable working site or (vi) Executive is not offered a position with comparable duties, pay and benefits following a Change of Control as defined in Section 11 of this Agreement. Prior to Executive's termination for Good Reason, Executive must give written notice to Company of the reason for his termination and the reason must remain uncorrected for 30 days following such written notice. Relocation benefits to return to his home base as described in Section 6.B. above will remain in effect.

F.                  Key-Man Insurance. The Company shall have the right to obtain a life insurance policy or policies on the life of Executive, in amounts determined by the Board of Directors of the Company and Executive agrees to make himself available for such physical examinations and will execute such applications and other documents and otherwise cooperate with the Company as may be necessary to facilitate the issuance of such policy or policies. In the event that the Company does obtain a Key-Man Insurance policy (the "Policy") on the life of Executive, all proceeds payable in respect thereof shall be the property solely of the Company. In the event that Executive's employment terminates for any reason other than Executive's death, Executive may request that the Policy be assigned to Executive by giving written notice to the Company to that effect. Subject to obtaining any requisite consent from the insurer, the Company shall, if Executive has so requested, assign the Policy to Executive subject to Executive's reimbursement to the Company of any premiums paid by the Company which relate to any period following the date of termination of Executive's employment, and the cash value, if any, of the Policy.

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G.                Resignation. In the event of the termination of Executive's services hereunder for any reason (other than by death), Executive agrees that he shall deliver his written resignation as an officer and/or director of the Company (and its affiliates, including the Company) to the Board of Directors of the Company, such resignation to become effective immediately.

10.	CONFIDENTIALITY: ASSIGNMENT OF INVENTIONS.

A Executive agrees that in performing his normal duties with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses and will possess certain knowledge of operations and other confidential information of the Company which are of a special and unique nature and value to the Company. The Executive agrees that during engagement under this Agreement and for one (1) year after termination of such engagement, the Executive will not, without express written consent of the Company, divulge or use Confidential business information or trade secrets obtained by the Executive in the course of engagement with the Company, directly or indirectly, for the Executive' s own benefit or for the benefit of any other person, firm, business, corporation, or entity, except in accordance with this Agreement or with the written permission of the Company.

Executive may retain one file copy of any and all Confidential business information he has received for his records in accordance with normal and customary business practices.

B. The Executive agrees that all inventions, innovations or improvements in the Company's products or methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the employment period, belong to the Company. The Executive agrees to promptly disclose such inventions, innovations or improvements to the Company and take all actions reasonably requested by the Company to establish and confirm such ownership

11. CHANGE OF CONTROL. For the purposes of this agreement, "Change of Control" shall mean the first to occur of any of the following events while the Executive is employed by the Company:

(i)	any merger, consolidation, or reorganization in which Company is not the surviving entity (or survives only as a subsidiary of an entity), ·

(ii)	after one year's operation, any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of Company to any other person or entity (in one transaction or a series of related transactions),

(iii)	dissolution or liquidation of Company,

(iv)   a new individual or party, or group of individuals or parties acting jointly or in concert coming to own of record or beneficially, or coming to control or exercise direction over, for the first time, 50% or more of the then issued and outstanding voting shares of Company, or

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(v) as a result of or in connection with a contested election of directors, the persons who were directors of Company before such election cease to constitute a majority of the Board; provided, however, that the term Change of Control shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely Company and one or more previously wholly-owned subsidiaries of Company.

A In the event of a Change of Control of Company during the term of this Agreement the Executive may treat this Agreement as terminated by Company without cause as described in Section 9.E. hereof in which event Company shall be obligated to provide the Executive with the compensation as described in Section 9.E. in lieu of notice. Such payment shall be payable within thirty (30) days following date on which Company shall notify the Executive of his termination

B. In addition to the provisions of Section 9.E. of this Agreement, in the event of Change of Control, Executive shall be entitled to a severance allowance the greater of the amount of one hundred per cent (100%) of his then annual Salary compensation as set forth in this Agreement, or the total outstanding Salary for the remaining Employment Term of this Agreement thereafter. Per ection 9.E. of this Agreement, stock options not yet vested shall fully vest and all restrictions thereon shall lapse to the benefit of Executive. Salary and bonus equivalents being paid in a lump-sum within thirty (30) days following the Executive' s termination and the remaining benefits being provided in the ordinary course as would otherwise have occurred had Executive's employment not terminated. Such awards shall fully vest and all restrictions thereon shall lapse to the benefit of Executive.

Subject to all applicable regulations governing Company' s common shares, if any person, or any persons and any associate of such person begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of Company (a "Take Over") all incentive stock option to purchase common shares of the Company owned by Company shall vest immediately on the commencement of such Take Over.

For purposes of this Agreement takeover of control shall be evidenced by the acquisition any person, or by any person and its associates, and whether directly or indirectly, of common shares of the Company that, when added to all other common shares of Company at the time held by such person and its affiliates, totals for the first time more than 50% of the outstanding common shares of Company.

12.	INDEMNIFICATION AS OFFICER

The Company hereby agrees to indemnify the Executive and hold him harmless, and to defend to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney' s fees), losses and damages resulting from the Executive' s good faith performance of his duties and obligations with the Company.

13.               LIABILITY INSURANCE. The Company agrees that the Executive will have no personal liability resulting from the Executive' s good faith performance of his duties and obligations with the Company, at any time during the Term of this Agreement, and while potential liability exists after the term of this Agreement. As of the Effective Date of this Agreement the Company shall purchase, maintain, and cover the Executive under directors and officer's liability

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("D&O") insurance in amounts acceptable to the Executive, normal to the business of the Company both during the Employment Term and while potential liability exists after the Employment Term of this Agreement in the same amount and the same extent as the Company covers all its other officers and directors.

14.               APPLICABLE LAW. This Agreement shall be governed by and construed pursuant to the laws of the State of Nevada, without giving effect to conflicts of laws principles.

15.               FOREIGN CORRUPT PRACTICES ACT In the event the Company elects to do business outside of the United States, the Executive agrees and covenants that he has not, and will not make, in the performance of this Agreement, any payment, loan or gift or promise or offer of payment, loan or gift of any money or anything of value, directly or indirectly:

(i)    to or for the use or benefit of any official employee of any government or agency or instrumentality of any such government;

(ii)	to any political party or official or candidate thereof;

(iii)	to any other person if Company or Executive knows or has reason to know that any part of such payment, loan or gift will be directly or indirectly given or paid to any such governmental official or employee or political party or candidate or official thereof; or

(iv)	to any other person or any entity, the payment of which would violate either the laws or policies of the United States, or any country where the Company is seeking to or doing business .

Company will make its counsel available to Executive to advise on the laws of the respective countries relating to this subject.

Company also agrees and covenants that it will not require Executive to engage in, on behalf of Company, any of the aforementioned activities or practices.

16.               FORCE MAJEURE. The obligations of each Party under this Agreement, other than the obligations to make payments of money including but not limited to Compensation as described in Section 5, and fringe benefits and expenses as described in Section 6 of this Agreement, and provide other benefits and perquisites (including but not limited to the vesting of stock options or stock awards) to Executive as provided in this Agreement, shall be excused or suspended while such Party is prevented or hindered from complying therewith, in whole or in part, by Force Majeure (being an unavoidable and unforeseeable event outside of the reasonable control of the Parties hereto and not inclusive of the death or incapacity of the Executive). In the event Force Majeure causes a suspension of the obligations of any Party as aforesaid, such Party shall give notice thereof as soon as reasonably possible to the other Party stating the date and extent of such suspension, whether in whole or in part, and the nature of the Force Majeure. Any Party whose obligations have been suspended as aforesaid shall take all reasonable steps to remove the Force Majeure situation and shall resume the performances of such obligations as soon as reasonably possible after the removal of the Force Majeure and shall so notify the other Party

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   17. NOTICES. Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing and sent by certified or registered mail, return receipt requested, to his residence, in the case of Executive, and in the case of the Company to address set forth on the first page hereof.

18.              ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Executive acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity except as required for good governance during periods of vacation or other leaves of absence as agreed by the Board. In such cases, a Power-of-Attorney shall be issued making such authorization. The Company may assign its rights under this Agreement to any affiliate of the Company or to any entity upon any sale of all or substantially all of the Company's assets, or upon any merger or consolidation of the Company with or into any other entity. Such assignment may constitute a Change of Control as defined in Section 11 of this Agreement.

19.              SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

20.              NO WAIVER. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

21.              ARBITRATION . Except as provided in Section 14 hereof, any dispute, claim arising out of any matter involving this Agreement shall be submitted to binding and non appealable arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held New York. The arbitrator so selected must enforce the terms of this Agreement and must rule in accordance with New York law. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party in any such arbitration will be entitled to an award of its reasonable attorneys' fees and expenses in connection with such arbitration and enforcement of any award or relief granted therein.

22.              COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument and it shall not be necessary in making proof of this agreement to account for all such counterparts.

23.              MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed in writing and signed by the Executive and such officer or director as may be designated by the Board.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement on the day and year first above written.

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COMPANY

By: /s/ Peter Maddocks

Name: Peter Maddocks

Title: President

Dated: ______________________________

EXECUTIVE

By : /s/ Rene Lauritsen

Name: Rene Lauritsen

Title: Chief Operating Officer

Dated: April 1st 2018

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